Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement No. 333-63912 on Form S-8 of our report dated June 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and Statement of Position 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, for the years ended December 31, 2006 and 2005), relating to the financial statements and supplemental schedule of Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan appearing in this Annual Report on Form 11-K of Jack Henry & Associates, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
June 28, 2007